KINETICS MUTUAL FUNDS, INC.
SECOND AMENDMENT TO THE SUB-DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of this 5th day of March, 2007, to the Sub-Distribution Agreement, dated as of September 20, 2000 as amended December 15, 2005, is entered by and between Kinetics Mutual Funds, Inc., a Maryland corporation, Kinetics Funds Distributor Inc., (the “Distributor”) and Quasar Distributors, a Delaware limited liability company (the “Sub-Distributor”).

RECITALS

WHEREAS, the parties have entered into a Sub-Distribution Agreement, (the “Agreement”); and

WHEREAS, the parties desire to extend said Agreement to the Water Infrastructure Fund; and

WHEREAS, the Agreement allows for its amendment by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS MUTUAL FUNDS, INC.	QUASAR DISTRIBUTORS, LLC

By: /s/Jay Kesslen	By: /s/James R. Schoenike

Name: Jay Kesslen	Name: James R. Schoenike

Title: Assistant Secretary	Title: President

Kinetics Funds Distributor, Inc.

By: /s/Jay Kesslen

Name: Jay Kesslen

Title: General Counsel